CONSENT OF THOMAS GARAGAN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report" dated effective December 31, 2018, (ii) the report titled "Fekola Gold Mine, Mali, NI 43-101 Technical Report" dated effective December 31, 2019, (iii) the report titled "Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations" dated effective December 31, 2016, (iv) the report titled "Gramalote Project, Colombia, NI 43-101 Technical Report" dated effective December 31, 2019, (v) mineral resource estimates for the Otjikoto project, (vi) mineral resource estimates for the Masbate project, (vii) mineral resource estimates for the Fekola project, (viii) mineral resource estimates for the Anaconda Area, (ix) mineral resource estimates for the Kiaka project, (x) mineral resource estimates for the Toega project, (xi) mineral resources for the Gramalote project, (xii) scientific and technical information regarding exploration matters contained in the Annual Information Form, (xiii) scientific and technical information regarding exploration matters contained in the Management's Discussion and Analysis which appears as Exhibit 99.3 to B2Gold Corp's Annual Report on Form 40-F, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Thomas Garagan
Thomas Garagan
June 15, 2020